UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2015

BWX TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34658	80-0558025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Main Street, 4th Floor Lynchburg, Virginia	24504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (980) 365-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

For additional information on the following matters, see Note 6 to our condensed consolidated financial statements in the Quarterly Report on Form 10-Q for the period ending June 30, 2015 filed with the Securities and Exchange Commission.

On September 22, 2015, we received a $94.8 million payment, inclusive of pre- and post-judgment interest totaling $29.1 million, from our insurer for amounts owed to us in connection with the settlement of prior litigation involving the legacy operations of nuclear fuel processing facilities located in Apollo Borough and Parks Township, Pennsylvania (the “Apollo and Parks Facilities”). The payment follows a favorable July 2015 ruling by the Supreme Court of Pennsylvania in litigation related to our rights to insurance proceeds and the court’s denial of the insurer’s application for reargument in September 2015.

The judge presiding over pretrial motions in the on-going lawsuits relating to the Apollo and Parks Facilities, in which a current and former subsidiary of ours are defendants, has also granted motions for summary judgment, among other motions, in our favor. The presiding judge’s decision is subject to the plaintiffs’ right to appeal. However, if ultimately upheld, the decision would result in the dismissal of eleven of the sixteen currently filed suits.

The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BWX TECHNOLOGIES, INC.

By:	/s/ Jason S. Kerr
Jason S. Kerr
Vice President and Chief Accounting Officer

Date: September 24, 2015